MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of November
17, 2021 (the “Effective Date”), by and between NuLeaf, Inc., a Nevada corporation (“Buyer”), and Medifarm III, LLC, a Nevada limited liability company (“Seller”). Buyer and Seller are each individually referred to herein as a “Party” and collectively as the “Parties.”
R E C I T A L S
A.Seller owns fifty percent (50%) of the outstanding membership interests of NuLeaf Reno Production, LLC (the “NuLeaf Reno Interests”) and fifty percent (50%) of the outstanding membership interests of NuLeaf Sparks Cultivation, LLC (the “NuLeaf Sparks Interests”, and together with the NuLeaf Reno Interests, the “Company Interests”).
B.Buyer and Seller wish to enter into a transaction pursuant to which Buyer will purchase the Company Interests from the Seller upon the terms and conditions set forth herein (the “Transaction”).
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
AGREEMENT

Section 1. Definitions

DefinitionsDefinitions

“Adverse Consequences” means any Claim, Order, Lien or Liability and all attorney’s fees and other costs, fees and expenses incurred in connection with any of the foregoing.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Agreement” has the meaning set forth in the preface to this Agreement.
“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets, including but not limited to the Nevada Cannabis Laws. Notwithstanding the foregoing, neither “Applicable Law” nor “Applicable Laws” shall include the Federal Cannabis Laws.
“Applications” means any applications, materials and other correspondences (including, without limitation, attachments, exhibits, variances and appendices) submitted to the CCB, the City of Las Vegas, the City of Reno, the City of Sparks, the City of Incline Village, Clark County, Washoe County or any other Governmental Authority in connection with the Nevada Cannabis Laws.
“Buyer” has the meaning set forth in the preface to this Agreement.
“Buyer Excluded Representations” has the meaning set forth in Section 8(a)(ii).
“Buyer Maximum Indemnification Liability” has the meaning set forth in Section 8(d)(iii).
Buyer Parties” has the meaning set forth in Section 8(b).
Buyer SL Representations” has the meaning set forth in Section 8(a)(ii).
Cannabis Licenses” means the Cultivation Licenses and the Production Licenses.
“CCB” has the meaning set forth in the Recitals to this Agreement.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of deficiency, audit, charge, notice of violation, compliant, proceeding, injunction, hearing, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Closing” has the meaning set forth in Section 2(c).
“Closing Date” has the meaning set forth in Section 2(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” or “Companies” has the meaning set forth in Section (4)(c) to this Agreement.
“Company Interests” has the meaning set forth in the Recitals to this Agreement.
“Confidential Information” has the meaning set forth in Section 6(e).
“Effective Date” has the meaning set forth in the preface to this Agreement.
“Enforceability Limitations” mean (a) bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights, (b) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies, and (c) limitations regarding the enforceability of contracts in violation of the Federal Cannabis Laws.
“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing, and all laws which are violated as a result of or relating to a violation of the foregoing.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government, or any political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction.
Indemnification Notice” has the meaning set forth in Section 8(e).
Indemnified Party” has the meaning set forth in Section 8(e).
Indemnifying Party” has the meaning set forth in Section 8(e).
“Independent Accountant” has the meaning set forth in Section 9(a).
“Knowledge” means the actual knowledge of any director, senior officer or manager, after due inquiry.
“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, all losses, damages, dues, penalties, fines, costs and expenses (including court costs and reasonable attorneys’ fees and expenses), amounts paid in connection with a settlement, compromise or judgement, and Taxes.
“Lien” means any mortgage, pledge, lien (statutory or other), encumbrance, easement, encroachment, right of way, right of first refusal, option, charge, or other security interest.
“Material Adverse Effect” or “Material Adverse Change” means, with respect to any Person, any effect or change that would be (or would reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of such Person, or to the ability of such Person to consummate the Transaction contemplated hereby.
“Nevada Cannabis Laws” means chapters 678A, 678B, 678C and 678D of the Nevada Revised Statutes, the Nevada Cannabis Compliance Regulations issued by the CCB pursuant thereto, and any additional rules and regulations promulgated by the CCB or any other state, local or county Governmental Authority with respect to cannabis.
“NuLeaf Reno” means NuLeaf Reno Production, LLC, a Nevada limited liability company.

“NuLeaf Sparks” means NuLeaf Sparks Cultivation, LLC, a Nevada limited liability company.
“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.
“Party” or “Parties” has the meaning set forth in the preface to this Agreement.
“Permit” means any permit, license, franchise certificate, consent, accreditation or other authorization of a Governmental Authority, including without limitation the Cannabis Licenses and all other state and local licenses necessary to lawfully operate within the State of Nevada and its local jurisdictions.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
“Pre-Closing Financial Statements” has the meaning set forth in Section 5(c).
Post-Closing Straddle Period” has the meaning set forth in Section 9(c).
Pre-Closing Straddle Period” has the meaning set forth in Section 9(c).
Pre-Closing Tax Periods” has the meaning set forth in Section 9(a).
“Purchase Price” has the meaning set forth in Section 2(b).
“Representative” means any director, officer, shareholder, manager, member, partner, principal, employee, contractor, attorney, accountant, agent or other representative of any Person.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” has the meaning set forth in the preface to this Agreement.
“Seller Releasing Parties” has the meaning set forth in Section 11(s)(i).
“Seller’s Excluded Representations” has the meaning set forth in Section 8(a)(i).
“Seller’s Fundamental Representations” has the meaning set forth in Section 8(a)(i).
“Seller Maximum Indemnification Liability” has the meaning set forth in Section 8(d)(ii).
“Seller SL Representations” has the meaning set forth in Section 8(a)(i).
“Party” or “Parties” means Buyer and Seller.
“Straddle Period” has the meaning set forth in Section 9(c).
“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.
“Tax Dispute” has the meaning set forth in Section 9(a).
“Tax Matter” has the meaning set forth in Section 9(f).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 8(e).
“Threshold” has the meaning set forth in Section 8(d)(i).
“Transaction” has the meaning set forth in the Recitals to this Agreement.

Transaction Documents” means this Agreement and all other documents or agreements executed in connection with the Transaction.
“Transfer Fees” has the meaning set forth in Section 6(g).
“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.
Section 2. Purchase and Sale of Company Interests.
a.Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Seller, and the Seller agrees to sell to Buyer, all of the Company Interests, free and clear of any Liens, for the consideration specified in this Section 2.

b.Consideration. As consideration for the sale, conveyance, transfer, assignment and delivery of the Company Interests by the Seller, and subject to adjustment as provided in this Agreement, on the Closing Date Buyer shall pay Seller aggregate consideration of Six Million Five Hundred Thousand Dollars ($6,500,000) in immediately available funds (the “Purchase Price”).
a.Closing. The closing of the Transaction (the “Closing”) will take place remotely via the electronic exchange of documents and signatures as soon as practicable following the satisfaction or waiver of the applicable conditions set forth in Section 7, or on such other date as Buyer and the Seller may mutually determine in writing (the “Closing Date”). The Closing will be deemed to have occurred at 11:59 p.m., Eastern Standard Time, on the Closing Date.
a.Deliveries at Closing. At the Closing: (i) the Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a), and (ii) Buyer shall deliver to the Seller the Purchase Price (as adjusted in accordance with the terms hereof) and the various certificates, instruments, and documents referred to in Section 7(b).
a.Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Applicable Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.
Section 3. Representations and Warranties of Buyer. Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 3).
a.Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has full corporate power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.
a.Authorization of Transaction. Buyer has full corporate power and authority and has taken all action necessary to authorize, execute and deliver the Transaction Documents and to perform its obligations thereunder, except as may be limited by the Enforceability Limitations. The Transaction Documents to which it is a party have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Limitations.
a.No Conflict or Violation. The execution and delivery of the Transaction Documents, the consummation of the Transactions and the performance by Buyer of its obligations thereunder do not, and will not, result in or constitute: (i) a violation of or a conflict with any provision of the organizational documents of Buyer, (ii) a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract or agreement to which Buyer is a party, or (iii) a violation by Buyer of any Applicable Law.
b.Consents and Approvals. Except as otherwise set forth herein, no consent, approval or authorization of, or declaration, filing or registration with, any third party is required to be made or obtained by Buyer in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the Transaction.
a.Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions. Buyer is responsible for the entire amount of Liabilities owed to Buyer’s Broker in connection with the Transactions.
Section 4. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date of this Agreement throughout this Section 4), subject only to matters expressly permitted herein.
a.Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Seller has full limited liability company power and authority to conduct its business as presently being conducted and to own and lease its properties and assets and, subject only to the terms and conditions of this Agreement, to consummate the Transactions.
a.Authorization of Transaction. The Seller has full limited liability company power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and to perform its obligations hereunder, except as may be limited by the Enforceability Limitations. This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.
a.No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transactions, and the performance by the Seller of its obligations hereunder do not, and will not, result in or constitute: (i) a violation of or conflict with any provision of the organizational or other governing documents of the Seller, (ii) a breach of, a loss of rights under, or an event, become, a material default under, or result in the acceleration of any obligations under, any term or provision of any material contract, or a violation by Seller of any Applicable Law, or (iii) an imposition of any Lien (other than a Permitted Liens) on any of the Company Interests or any asset of NuLeaf Reno and NuLeaf Sparks. NuLeaf Reno and NuLeaf Sparks are each individually referred to herein as a “Company” and collectively as the “Companies.”
a.Consents and Approvals. Subject to the satisfaction of all conditions precedent hereunder to transfer the Company Interests to Buyer on the Closing Date (i) the Seller has, or will have on or before the Closing Date, the full and unrestricted power to sell, convey, assign, transfer and deliver the Company Interests to Buyer on the Closing Date, and (ii) no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by the Seller or either Company in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, or will be necessary to ensure the continuing validity and effectiveness immediately following the Closing of any Permit or material contract of either Company.

a.Ownership Free and Clear. The Seller owns the Company Interests free and clear of any restrictions on transfer (other than any restrictions under Securities Laws), Taxes and Liens. The Company Interests have been duly authorized, validly issued in compliance with applicable securities laws and are fully paid and nonassessable.
a.Brokers’ Fees. The Seller does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.
a.Pre-Closing Financial Statements. The Pre-Closing Financial Statements (as
defined herein) have been prepared in accordance with GAAP, present fairly the financial condition of each of NuLeaf Reno and NuLeaf Sparks as of such dates and the results of operations of NuLeaf Reno and NuLeaf Sparks for such periods, are correct and complete, and are consistent with the books and records of NuLeaf Reno and NuLeaf Sparks (which books and records are correct and complete); provided, however, that the Pre-Closing Financial Statements do not contain notes and are subject to normal year-end adjustments (which will not be material individually or in the aggregate).
Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
a.General. Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7).
a.Permits, Notices and Consents.
i.In connection with the Transaction, (A) each Seller and each Company shall, within five (5) business days of the Effective Date, or as soon thereafter as practicable, submit a written change of ownership and control request to the CCB and similar requests to the cities of Reno and Sparks and Washoe county, as necessary, for a change of ownership of the associated Permits, relaying to such Governmental Authorities that Buyer will become the one hundred percent (100%) “owner” of the Companies pursuant to this Agreement; (B) the Seller and each Company shall cooperate with all Governmental Authorities in filing any and all necessary documentation to accomplish change of ownership and control contemplated herein; and (C) each Party will take all steps necessary to affect such change of ownership and control, all as required under the Nevada Cannabis Laws.

i.Without limiting the provisions of Section 5(b)(i), each Party will cooperate with the other Parties and: (A) promptly take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the ancillary documents referenced in this Agreement and Applicable Law to consummate and make effective the Transaction, including responding to any informational requests, supplemental disclosure requirements, or other correspondence from the CCB and, to the extent permitted by the CCB, keep all other Parties hereto fully and promptly informed as to any such requests, requirements, or correspondence, preparing and filing all documentation notices, petitions, statements, registrations, submissions of information, applications and other documents, (B) use commercially reasonable efforts to obtain all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Transaction, and (C) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence another Party’s satisfaction of its obligations hereunder. Subject to Applicable Laws relating to the exchange of information, the Parties will have the right to review in advance, and, to the extent practicable, each will consult the others on, any information relating to the Seller, the Companies and/or their Affiliates, on the one hand, or Buyer and its Affiliates, on the other hand, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transaction.
a.Pre-Closing Financial Statements. The Seller shall deliver to Buyer within thirty (30) days of the end of each calendar month, a true and complete unaudited balance sheet and statement of income, change in member’s equity, and cash flow, for each of NuLeaf Reno and NuLeaf Sparks for the immediately preceding calendar month, prepared in accordance with GAAP as adjusted for intercompany eliminations); provided, however, that the Pre-Closing Financial Statements shall not contain notes and are subject to normal year-end adjustments (which will not be material individually or in the aggregate) (the “Pre-Closing Financial Statements”).
Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
a.General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8). Without limiting the generality of the foregoing, to the extent that any additional filings are required by the CCB or any other Governmental Authority in connection with the change of ownership of either Company, Buyer and the Seller shall cooperate to prepare and make such filings within the time period required by such Governmental Authority.
a.Litigation Support. In the event and for so long as any Party is actively contesting or defending against a third party any Claim in connection with: (i) the Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring on or prior to the Closing Date involving either Company, each of the other Parties will: (i) cooperate with the Party (and such Party’s counsel) contesting or defending such third party Claim; (ii) make available its personnel; and (iii) provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8). Any information shared by a Party pursuant to this Section 6(b) shall be the Confidential Information of the disclosing Party, and shall not be used or disclosed by the receiving party, its Affiliates or any of their respective Representative for any reason except to the extent necessary to contest or defend the applicable Claim. The disclosing Party may condition the disclosure of any confidential information provided pursuant to this Section 6(b) upon receipt of an Order from a Governmental Authority or other assurance from the recipient of such information that confidential treatment will be accorded to such information.
a.Non-Disparagement. Each Party covenants and agrees that it will not make, or permit its Affiliates or any of their respective Representatives, successors or assigns to make, any false, misleading, derogatory or disparaging statements concerning the other Parties, their Affiliates, or any of their respective Representatives, successors or assigns. Nothing in this Section 6(c) shall limit a Party’s, its Affiliates’ or any of their respective Representatives’ ability to make true and accurate statements or communications in connection with any disclosure such Party, Affiliate or Representative is required pursuant to Applicable Law (including without limitation pursuant to any Securities Law or securities exchange rule or regulation).
a.Transition. The Seller shall not, and shall cause its Affiliates and all of their respective Representatives not to, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, contractor, customer, supplier, or other business associate of either Company from maintaining the same business relationships with such Company after the Closing as it maintained with such Company prior to the Closing.
a.Confidentiality. Seller has had access to, and has gained knowledge with respect to, confidential and proprietary information of the Companies, including without limitation, trade secrets, existing or prospective product offerings, processes and formulas, know-how and other operating information, existing or prospective customers, suppliers and vendors and historical and current financial statements, financial projections and budgets (the “Confidential Information”). Seller acknowledges that unauthorized disclosure or misuse of the Confidential Information, whether before or after the Closing, could cause irreparable damage to each Company, Buyer and/or Buyer’s Affiliates after to the Closing. The Parties also agree that covenants by Seller not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of either Company's and Buyer’s and its other Affiliates businesses after Closing. Accordingly, Seller agrees that, beginning on the Closing Date and continuing until the one (1) year anniversary of the Closing Date, it will not, and will cause its Affiliates and all of their respective Representatives not to, use or disclose any Confidential Information obtained in the course of their past ownership or other connection with either Company. Notwithstanding the foregoing, Seller, its Affiliates and all of their respective Representatives may disclose the Confidential Information to the extent required by Applicable Law or any Governmental Authority, or in connection with the defense or enforcement of Seller’s rights and obligations under this Agreement, or to the extent such Confidential Information becomes publicly available through no breach of this Agreement or other fault of the Seller, its Affiliates or any of their respective Representatives. If Seller, an Affiliate of Seller or any of their respective Representatives is requested or required by Applicable Law or Governmental Authority to disclose any Confidential Information, such Person will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order at its sole expense or waive compliance with the provisions of this Section 6(e). If in the absence of a protective Order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Person may disclose such Confidential Information to such Governmental Authority; provided, however, that the disclosing party will use commercially reasonable efforts to obtain, at the request and sole expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.
a.Injunctive Relief. Seller acknowledges and agrees that: (i) a remedy at law for failure to comply with its covenants contained in this Agreement may be inadequate; and (ii) Buyer will be entitled to seek from a court having jurisdiction, in its sole discretion, specific performance, an injunction, a restraining Order or any other equitable relief in order to enforce any such provision without the need to post a bond. The right to obtain such equitable relief will be in addition to any other remedy to which Buyer is entitled under Applicable Law (including, but not limited to, monetary damages). Each Party acknowledges that it has had an opportunity to consult with counsel regarding this Agreement, has fully and completely reviewed this Agreement with such counsel and fully understands the contents hereof. Seller agrees that the territorial, time and other limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business and affairs of Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Seller agrees to submit to the reduction of said territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Agreement is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Seller acknowledges and agrees that such limitation will remain and be valid in all other jurisdictions.
a.Transfer Fees and Taxes. All transfer, documentary, sales, use, stamp, registration, value added, change of control and application costs, fees and/or Taxes (including any penalties and interest) incurred, imposed or assessed in connection with the Transaction and the documents and agreements to be delivered hereunder (“Transfer Fees”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer shall timely pay any Transfer Fees and timely file any Tax Return or other document with respect to such costs, fees and/or Taxes (and Seller shall, and shall cause each Company to, cooperate with respect thereto as necessary). Upon payment in full of any Transfer Fees by Buyer, the Purchase Price shall be reduced by fifty percent (50%) of the amount of such Transfer Fees paid by Buyer.
Section 7. Conditions to Obligation to Close.
a.Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the
Transactions is subject to satisfaction of the following conditions:
i.The representations and warranties of Seller set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
i.Seller shall have performed and complied in all material respects with all of their respective covenants hereunder that are required to be performed or complied with at or prior to Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects at or prior to Closing;
i.The Parties shall have obtained all regulatory approvals necessary to consummate the Transaction, including, without limitation, approval from the CCB and such other Governmental Authorities as may be required to approve the transfer of ownership of the Companies to Buyer;
i.The Transaction shall have been approved by the managers/members, as applicable, of the Seller;
i.No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of: (A) making the Transaction contemplated by this Agreement or any part thereof illegal (excepting illegality arising out of the Federal Cannabis Laws); (B) restraining or prohibiting consummation of the Transaction or any part thereof; (C) or causing the Transaction or any part thereof to be rescinded following consummation;
i.The Seller shall have delivered to Buyer a certificate., executed by or on behalf of Seller, representing that each of the conditions specified in Section 8(a)(i), Section 8(a)(ii) and Section 8(a)(iii) above are satisfied in all respects as of the Closing Date;
i.Buyer shall have received, free and clear of all Liens, an assignment with respect to the Company Interests, in each case in form and substance satisfactory to Buyer in its reasonable discretion;
i.From the Effective Date, there shall not have occurred any Material Adverse Effect or Material Adverse Change to either Company or its businesses, or to Seller’s or either Company’s ability to consummate the Transaction, nor shall any event or series or related events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect or Material Adverse Change to either Company or its businesses taken as a whole, or any Seller’s or either Company’s ability to consummate the Transaction;
ii.The transactions (the “Merger Transactions”) contemplated by that certain Agreement and Plan of Merger of even date herewith by and among Jushi Holdings Inc., certain subsidiaries of Jushi Holdings Inc., NuLeaf Capital Investors Group, LLC, NuLeaf Operators, LLC, NuLeaf CLV Capital Investors, LLC, Buyer and NuLeaf CLV Inc., shall have been consummated;
i.No Claim involving Seller shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable Order would: (A) prevent consummation of any of the Transaction or any part thereof; or (B) cause the Transaction or any part thereof to be rescinded following consummation; and
i.All other actions to be taken by Seller in connection with consummation of the Transaction and all certificates, opinions, instruments, and other documents required to effect the Transaction shall be delivered to Buyer, and shall be in form and substance satisfactory to Buyer in its reasonable discretion.
Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.
a.Conditions to Seller’s Obligation. The obligation of Seller to consummate the Transaction is subject to satisfaction of the following conditions:
i.The representations and warranties of Buyer set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
i.Buyer shall have performed and complied in all material respects with all of Buyer’s covenants hereunder that are required to be performed or complied with at or prior to Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects at or prior to Closing,
i.The Transaction shall have been approved by the Board of Directors of Buyer;
ii.The Parties shall have obtained all regulatory approvals necessary to consummate the Transaction, including, without limitation, approval from the CCB and such other Governmental Authorities as may be required to transfer ownership of the Cannabis Licenses and all other Permits from each Company to Buyer;
i.No Claim involving Buyer shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable Order would: (A) prevent consummation of any of the Transaction or any part thereof; or (B) cause the Transaction or any part thereof to be rescinded following consummation;
i.No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of: (A) making the Transaction contemplated by this Agreement or any part thereof illegal (excepting illegality arising out of the Federal Cannabis Laws); (B) restraining or prohibiting consummation of the Transaction or any part thereof; (C) or causing the Transaction or any part thereof to be rescinded following consummation;
i.Buyer shall have delivered to the Seller a certificate, executed by Buyer, representing that each of the conditions specified in Section 8(b)(i), Section 8(b)(ii), Section 8(b)(iii) and
Section 8(b)(iv) above are satisfied in all respects as of the Closing Date;
i.Buyer shall have delivered the Purchase Price to Seller;
ii.All actions to be taken by Buyer in connection with consummation of the Transaction and all certificates, opinions, instruments, and other documents required to effect the Transaction will be delivered to the Seller and in form and substance reasonably satisfactory to the Seller;
Seller may waive any condition specified in this Section 7(b) if it execute a writing so stating at or prior to the Closing.
Section 8. Remedies for Breaches of This Agreement.
a.Survival of Representations and Warranties.
i.The Parties, intending to shorten the applicable statute of limitation period, agree that all representations and warranties of Seller contained in Section 4 of this Agreement will survive until the first (1st) anniversary of the Closing Date (or, in the case of termination, the effective date of such termination); except that the representations and warranties in Section 4(a) (Organization), Section 4(b) (Authorization of Transaction), Section 4(e) (Free and Clear), Section 4(f) (Brokers’ Fees) (collectively, the “Seller’s Fundamental Representations”) will survive indefinitely, and the representations and warranties made in Section 4(c) (No Conflict or Violation); and Section 4(d)

(Consents and Approvals) (collectively, the “Seller SL Representations” and together with Seller’s Representations, the “Seller’s Excluded Representations”) will survive the Closing Date (or, in the case of termination, the effective date of such termination) until sixty (60) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, or extension thereof). All covenants and agreements made by Seller contained in this Agreement that by their nature contemplate survival beyond the Closing Date or termination of this Agreement (including the indemnification obligations set forth in this Section 8) will survive the Closing Date (or, in the case of termination, the effective date of such termination) until fully performed or discharged. Any Claim by Buyer for a breach of a representation, warranty or covenant by Seller contained in this Agreement must be delivered to the Seller in writing prior to the applicable expiration date set forth in this Section 8(a), and if not so delivered shall be irrevocably barred. All of the representations and warranties of Seller contained in this Agreement will not be limited or diminished in any respect by any past or future inspection, investigation, examination or possession on the part of Buyer, its Affiliates or any of their respective Representatives. Notwithstanding the foregoing or anything contained herein to the contrary, any Claim by Buyer based on a Seller’s, their Affiliates’ or any of their respective Representatives’ fraud will survive indefinitely.
i.The Parties, intending to shorten the applicable statute of limitation period, agree that all representations and warranties of Buyer contained in Section 3 of this Agreement will survive until the first (1st) anniversary of the Closing Date (or in the event of termination, the effective date of such termination); except that the representations and warranties in Section 3(a) (Organization), Section 3(b) (Authorization of Transaction), Section 3(e) (Brokers’ Fees) (collectively, the “Buyer Excluded Representations”) will survive indefinitely, and the representations and warranties made in Section 3(c) (No Conflict or Violation), Section 3(d) (Consents and Approvals) (collectively, the “Buyer SL Representations”) will survive the Closing Date (or, in the case of termination, the effective date of such termination) until sixty (60) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, or extension thereof). All covenants and agreements made by Buyer contained in this Agreement that by their nature contemplate survival beyond the Closing Date or termination of this Agreement (including the indemnification obligations of Buyer set forth in this Section 8) will survive the Closing Date (or, in the case of termination, from the effective date of such termination) until fully performed or discharged. Any Claim by the Seller for a breach of a representation, warranty or covenant by Buyer contained in this Agreement must be delivered in writing to Buyer prior to the above-referenced applicable expiration date, and if not so delivered shall be irrevocably barred. Notwithstanding the foregoing or anything contained herein to the contrary, any Claim by the Seller based on Buyer’s, its Affiliates or any of their respective Representatives’ fraud will survive indefinitely.
i.Written notice of any Claim for breach of representation, warranty or covenant delivered to the Party against whom such indemnification is sought prior to the above referenced applicable expiration date will survive thereafter and, as to any such Claim, such expiration, if any, will not affect the rights to indemnification under this Section 8 of the Party bringing such Claim.
a.Indemnification by Seller. In the event a Seller or a Company breaches (or in the event any third party alleges facts that, if true, would mean a Seller has breached) any of its representations, warranties or covenants contained herein, and provided Buyer provides the Seller with timely written notice of a Claim for which Buyer is seeking indemnification pursuant to Section 8(a)(i) hereof, Seller shall be obligated to indemnify, defend and hold Buyer, its Affiliates and all their respective Representatives (collectively, the “Buyer Parties”) harmless from and against the entirety of any Adverse Consequences a Buyer Party may suffer (including any Adverse Consequences a Buyer Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach), subject to Section 8(d) below. For the avoidance of doubt, this Section 8(b) shall survive the Closing (or, in the case of termination, the effective date of such termination).
a.Indemnification by Buyer. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties or covenants contained herein, and provided the Seller provides Buyer with timely written notice of a Claim for which Seller is seeking for indemnification pursuant to Section 8(a)(ii) hereof, Buyer shall be obligated to indemnify, defend and hold Seller harmless from and against the entirety of any Adverse Consequences Seller may suffer (including any Adverse Consequences such Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach). For the avoidance of doubt, this Section 8(c) shall survive the Closing (or, in the case of termination, the effective date of such termination).
a.Limitations on Indemnification.
i.For purposes of this Section 8(d), the term “Threshold” means a dollar amount equal to $65,000.
i.No Seller shall be liable for any Adverse Consequences pursuant to Section 8(b) until the aggregate amount of all Adverse Consequences suffered by the Buyer Parties exceeds the Threshold, in which case, subject to Seller Maximum Indemnification Liability, the Buyer Parties will be entitled to recover all Adverse Consequences paid, incurred, suffered or sustained by the Buyer Parties (including, for the avoidance of doubt, the Threshold amount). For purposes hereof, the “Seller Maximum Indemnification Liability” shall be equal to fifty percent (50%) of the Purchase Price. Notwithstanding the foregoing, with respect to any Claim by Buyer Party arising out of, relating to, in the nature of, or caused by: (A) the Seller’s Excluded Representations; or (B) a Seller’s, their Affiliates’ or any of their respective Representatives’ intentional misrepresentation or fraud, the Seller shall be responsible for all Adverse Consequences without application of the Threshold up to a maximum amount equal to one hundred percent (100%) of the Purchase Price.
ii.Buyer shall not be liable for any Adverse Consequences pursuant to Section 8(c) until the aggregate amount of all Adverse Consequences suffered by the Seller exceeds the Threshold, in which case, subject to the Buyer Maximum Indemnification Liability, the Seller will be entitled to recover all Adverse Consequences paid, incurred, suffered or sustained by the Seller (including, for the Threshold amount). For purposes hereof, the “Buyer Maximum Indemnification Liability” shall be equal to fifty percent (50%) of the Purchase Price. Notwithstanding the foregoing, with respect to any Claim by the Seller arising out of, relating to, in the nature of, or caused by: (A) a Buyer Excluded Representation, or (B) Buyer’s, its Affiliates’ or any of their respective Representatives’ intentional misrepresentation or fraud, Buyer shall be responsible for all Adverse Consequences without application of the Threshold up to a maximum amount equal to one hundred percent (100%) of the Purchase Price.
b.Notification of Claims. In the event that any Person (the “Indemnified Party”)
becomes entitled to indemnification pursuant to this Agreement, the Indemnified Party may deliver to the Party responsible for the indemnification (the “Indemnifying Party”) a signed certificate (an “Indemnification Notice”), which certificate will: (i) state that a Claim for indemnification is being made; (ii) specify the section(s) of this Agreement that have been breached by the Indemnifying Party or any other Person for whom the Indemnifying Party is responsible to provide indemnification hereunder, (iii) state that Adverse Consequences have occurred or are reasonably likely to occur; and (iii) to the extent possible, specify in reasonable detail each individual Adverse Consequence including the amount thereof and the date such Adverse Consequence was incurred. In addition, each Indemnified Party will give notice to the Indemnifying Party promptly following its receipt of service of any Claim initiated by an unaffiliated third party which pertains to a matter for which indemnification may be sought hereunder (a “Third-Party Claim”); provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby.
a.Defense of Third-Party Claims.
i.An Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D)

settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party or its Affiliates; (E) the Indemnifying Party conducts the defense of the Third-Party Claim with reasonable diligence; and (F) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to result in criminal proceedings against the Indemnified Party or its Affiliates.
i.So long as the Indemnifying Party is conducting the defense of the Third- Party Claim in accordance with Section 8(f)(i): (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) and without the Indemnified Party receiving an unconditional release of such Third-Party Claims.
ii.In the event any of the conditions in Section 8(f)(i) above is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (provided that the Indemnified Party shall consult with the Indemnifying Party with respect to the defense of the Third-Party Claim, and shall not agree to any settlement thereof without the consent thereto of the Indemnifying Party, such consent not to be un reasonably withheld, conditioned or delayed); (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.
a.Direct Claims. In the event of a Claim for indemnification under this Agreement for which an Indemnified Party has provided notice of such Claim to an Indemnifying Party under this Section 8 (but excluding any Third-Party Claim) and the Indemnifying Party receiving such notice disputes all or any part of such Claim, then Buyer and Seller will first attempt to resolve such Claim through direct negotiations in good faith. No settlement reached in such negotiations under this Section 8(g) will be binding until reduced to a writing signed by all of the applicable Parties. If the dispute is not resolved within twenty (20) business days after the date of delivery of such Claim, then such dispute will be resolved in accordance with Section 11(c). Nothing in this Section 8(g) will prevent any Party from seeking injunctive or other equitable relief in accordance with this Agreement.
a.Other Indemnification Matters.
b.All indemnification payments made pursuant to this Section 8 will be treated as an adjustment to the Purchase Price unless otherwise required by Applicable Law.
i.The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the Transaction.
i.Seller hereby agrees that Seller will not make any demand for indemnification, reimbursement, contribution or any other amount whatsoever from either Company in connection with Seller’s indemnification obligations set forth in this Section 8, and neither Company shall have any obligation to indemnify, reimburse, contribute or pay any amount to any Seller or any other Person in connection with Seller’s indemnification obligations under this Section 8.
Section 9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:
a.The Seller will prepare or cause to be prepared and will file or cause to be filed all Tax Returns for each Company for all Tax periods ending prior to the Closing Date (the “Pre-Closing Tax Periods”). Each Tax Return referred to in this Section 9(a) will be prepared in a manner consistent with past practices of the applicable each Company and without a change of any election, accounting method or convention (in each case except as otherwise required by

Applicable Law). At least thirty (30) days prior to the date on which each such Tax Return is due (with applicable extensions), the Seller will submit such Tax Return to Buyer for review, and comment, and approval (not to be unreasonably withheld, conditioned or delayed). Buyer will provide any written comments to the Seller no later than fifteen (15) days after receiving any such Tax Return and, if Buyer does not provide any written comments within fifteen (15) days, Buyer will be deemed to have accepted such Tax Return. Seller and the Buyer will attempt in good faith to resolve any dispute with respect to any such Tax Return. If Buyer and the Seller are unable to resolve any such dispute at least five (5) days before the due date (with applicable extensions) for any such Tax Return (“Tax Dispute”), the matter will be referred to an impartial nationally recognized firm of independent certified public accountants as may be mutually selected by Buyer and Seller (the “Independent Accountant”). The Independent Accountant may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Seller and Buyer shall instruct the Independent Accountant to furnish notice to each the Seller and Buyer of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 30 calendar days after its acceptance of the matter for resolution. Any such resolution by the Independent Accountant will be binding on the Parties and the Seller and Buyer shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Independent Accountant shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer.
b.Buyer will prepare or cause to be prepared and will file or cause to be filed all Tax Returns of each Company that are required to be filed after the Closing Date with respect to any Straddle Period. Each Tax Return referred to in this Section 9(b) will be prepared in a manner consistent with past practices of the applicable Company and without a change of any election, accounting method or convention (in each case except as otherwise required by Applicable Law).
c.For purposes of this Section 9, the portion of Tax with respect to the income, property or operations of each Company that is attributable to any Tax period that begins on or before the Closing Date and ends on or after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the day immediately prior to the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 9(c). The portion of such Tax attributable to the Pre-Closing Straddle Period will: (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and excluded the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.
a.The Seller shall be Liable for fifty percent (50%) of all Taxes owed with respect to any Tax Return for any Pre-Closing Tax Period and, in the case of a Tax Return for a Straddle Period, all Taxes attributable to the Pre-Closing Straddle Period together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Seller shall pay to Buyer within fifteen (15) days after the date on which any Seller receives written notice that Taxes are paid with respect to such periods or transactions in an amount equal to the portion of such Taxes which relates to the portion of such Pre-Closing Tax Period or Pre-Closing Straddle Period, as the case may be, for which Seller is responsible hereunder.
a.The Seller and Buyer will cooperate fully in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation will include (upon the other Person’s request) the provision of records and information that are available and reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller and Buyer further agree, upon the request of the other Person, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).
b.Notwithstanding Section 8 or anything contained herein to the contrary, to the extent of any inconsistences between Section 8 and this Section 9(f), this Section 9(f) will control any inquiries, assessments, proceedings or similar events with respect to Taxes. Buyer will promptly notify the Seller: (i) upon receipt by Buyer or any Affiliate of Buyer of any notice of any audit or examination of any Tax Return of any Company relating to any Pre-Closing Tax Period or Straddle Period and any other proposed change or Claim related to Taxes from any Tax authority relating to any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”); or (ii) prior to Buyer or any Company initiating any Tax Matter with any Tax authority relating to any Pre-Closing Tax Period or Straddle Period. The Seller, at the Seller’s sole cost and expense, may participate in the defense of any such Tax Matter; provided that the failure of Buyer to provide notices as required under this Section 9(f) will not negate Buyer’s right to indemnification under this Section 9 and Section 8 with respect to Tax Liabilities resulting from such Tax Matter except to the extent that the Seller is prejudiced as a result of such failure. Buyer shall have the right, at its own expense, to exercise control at any time over any Tax Matter regarding any Tax Return of either Company (including the right to settle or otherwise terminate any contest with respect thereto).
a.Fifty percent (50%) of any refunds for Taxes (including any interest in respect thereof actually received from a Governmental Authority), net of reasonable expenses and net of any income Taxes of Buyer, either Company or any of their respective Affiliates attributable to such refund, actually received by Buyer or either Company, and any amounts credited against Taxes to which Buyer, either Company, or any of their respective Affiliates become entitled and that reduce or could reduce the Taxes otherwise payable by Buyer, either Company, or any of their respective Affiliates (including by way of any amended Tax return), related to, or resulting or arising, directly or indirectly from Taxes of either Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period shall be for the benefit of Seller (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning on or after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date).
a.Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and, except to the extent specifically set forth in Section 9(f) above, any indemnification obligations arising pursuant to this Section 9 will be subject to the provisions of Section 8 hereof.
Section 10. Termination.
a.Termination of Agreement. This Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Closing Date:
i.By mutual written consent of Buyer and the Seller;
ii.By either Buyer or the Seller if a Governmental Authority will have issued an Order or taken any other action (excluding any Order or action arising under, relating to or in connection with the Federal Cannabis Laws), in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Transaction or any part of it; provided, that the right to terminate this Agreement under this Section 10(a) will not be available to any Person whose failure to fulfill any material obligation under this Agreement has resulted in the issuance of such Order or caused such action;
i.By Buyer upon written notice to the Seller at any time prior to Closing if: (A) Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect and (1) the breach cannot be cured, or (2) Buyer has notified the Seller of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after receipt by the Seller of the written notice of breach; (B) Buyer determines in there has been, or is likely to be, a failure of a condition precedent to Buyer’s obligation to consummate the Transaction; (C) Buyer determines there has been, or is reasonably likely to be, a Material Adverse Effect on, or a Material Adverse Change to, the Companies taken as a whole, or that the Merger Transaction has been terminated or otherwise will not be consummated; (D) the Closing has not occurred by the eighteen (18) month anniversary of the Effective
Date; or

i.By the Seller upon written notice to Buyer at any time prior to Closing if: (A) Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect and (1) the breach cannot be cured, or (2) the Seller has notified Buyer of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after receipt by Buyer of the written notice of breach, (B) Seller determines in there has been, or is likely to be, a failure of a condition precedent to Seller’s obligation to consummate the Transaction; or (C) the Closing has not occurred by the eighteen (18) month anniversary of the Effective Date.
b.Effect of Termination. If this Agreement is terminated and the Transaction contemplated herein is abandoned prior to Closing pursuant to Section 10(a), this Agreement will forthwith become void, without Liability on the part of any Party hereto (except for the provisions of this Section 10(b) and Section 8, Section 11(b), Section 11(c), Section 11(d) and Section 11(q), and such other provisions herein that contemplate survival beyond termination of this Agreement, all of which shall all survive such termination), and all rights and obligations of each Party will cease and be of no further force or effect, except that nothing in this Section 10(b) will relieve any Party from Liability imposed upon such Party pursuant to any Section of this Agreement that survives termination.
Section 11. Miscellaneous.
a.Further Assurances. Following the Closing Date, each Party will cooperate in good faith with each other Party and will take all commercially reasonable actions which may be reasonably necessary or advisable to carry out and consummate the Transactions.
a.Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder will be in writing and: (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) deposited with a reputable overnight courier service for next business day delivery (such couriered notice to be effective one (1) business day after the date it is sent by courier), or (iii) sent by e-mail (with electronic confirmation of delivery or receipt; to be effective upon receipt during normal business hours, or on the next business day if received after normal business hours), as follows:
If to the Seller (which shall constitute notice to each Seller):
Telephone: Email:
If to Buyer:
Telephone: Email:
With copies to:
Telephone:
Fax:
Email:
and
Telephone: Email:
Buyer or the Seller may, upon written notice to the other Person, designate any other physical or email address to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.
a.Governing Law; Dispute Resolution.
i.All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada.
i.Each Party hereby agrees that any Claim seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction, whether in contract, tort, or otherwise, shall be brought exclusively in the state courts of the State of Nevada located in Clark County. Each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum.
i.EACH PARTY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL

BY JURY OF ANY CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY CLAIM OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH PARTY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH PARTY FURTHER AGREES THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY CLAIM, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
a.Expenses. Except to the extent expressly provided to the contrary in this
Agreement: (i) the Seller will pay all legal, accounting and other expenses of Seller related to this Agreement; and (ii) Buyer will pay all legal, accounting and other expenses of Buyer related to this Agreement.
a.Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
a.Waiver. No failure of any Party to require, and no delay by any Party in requiring, any other Party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any Party to exercise, and no delay by any Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any Party of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by a Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.
a.Effective; Binding. This Agreement will be effective upon the due execution hereof by each Party. Upon becoming effective, this Agreement will be binding upon each Party and its successors and permitted assigns, and will inure to the benefit of, and be enforceable by, each Party and its successors and permitted assigns.
a.Assignment. Seller may not assign any right or obligation arising pursuant to this
Agreement without first obtaining the written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion. Buyer may not assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the Seller, which may be granted or withheld in the Seller’s sole discretion, provided that Buyer may assign all or any of its rights or obligations under this Agreement to one or more Affiliates of Buyer upon prior written notice to Seller (but without the consent of Seller), provided that Buyer will remain liable hereunder for the obligations of the assignee notwithstanding any such assignment.
a.Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the Parties with respect to the subject matter of this Agreement.
b.Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced to, and no oral agreement or representation made in the future, by any Party, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify, amend or terminate this Agreement, impair or otherwise affect any obligation of any Party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification or amendment of this Agreement will be effective unless made in writing duly executed by the Seller and Buyer.
a.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile (or other means of electronic transmission, such as by electronic mail in “.pdf” form) signature and the other Parties will be entitled to rely on such facsimile (or other means of electronic transmission) signature as evidence that this Agreement has been duly executed by such Party.
a.Time is of the Essence. It is understood by each Party that time is of the essence hereof in connection with all obligations under this Agreement.
a.Usage of Terms. Except where the context otherwise requires, words importing the singular number will include the plural number and vice versa. Use of the word “including” means “including, without limitation.”
a.References to Sections. All references in this Agreement to Sections (and other subdivisions) and Appendices refer to the corresponding Sections (and other subdivisions) of this Agreement, unless the context expressly, or by necessary implication, otherwise requires. The Recitals and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.
a.No Third-Party Beneficiaries. Except to the extent expressly provided to the contrary in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
a.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
a.Attorneys’ Fees. In the event of any controversy arising under this Agreement or and ancillary agreement, each Party hereto shall bear its own respective costs, expenses, and attorneys’ fees with respect to such controversy.
a.Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled at law or in equity. In particular, the Parties acknowledge and agree that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
a.GENERAL RELEASE AND DISCHARGE.
i.SELLER’S RELEASE. BY VIRTUE OF SELLER’S EXECUTION AND
DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, SELLER, FOR AND ON BEHALF OF ITSELF AND ITS SUCCESSORS, ASSIGNS, BENEFICIARIES, ADMINISTRATORS, AND AFFILIATES (THE “SELLER RELEASING PARTIES”) DO HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE EACH COMPANY, AND EACH COMPANY’S CURRENT AND FORMER OFFICERS, MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, SUCCESSORS AND ASSIGNS FROM ANY AND ALL CLAIMS (AS DEFINED HEREIN) AND LIABILITIES (AS DEFINED HEREIN) OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY APPLICABLE LAW, WHETHER ARISING IN CONTRACT OR IN TORT, THAT THE SELLER RELEASING PARTIES EVER HAD, NOW HAVE OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF. NOTWITHSTANDING THE FOREGOING, THE SELLER RELEASING PARTIES DO NOT WAIVE OR RELEASE ANY RIGHTS OF ANY SELLER CREATED PURSUANT TO THE TERMS OF THIS AGREEMENT AND ANY AGREEMENT ENTERED IN CONNECTION WITH THIS AGREEMENT, OR TO THE BENEFIT OF ANY INSURANCE COVERAGE OF OR INDEMNIFICATION OBLIGATIONS UNDER THE ORGANIZATIONAL DOCUMENTS OF EITHER COMPANY.
a.Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the Parties take no action in violation of the Nevada Cannabis Laws or the requirements, guidance or instruction of the CCB. The Parties acknowledge and understand that the Nevada Cannabis Laws and/or the requirements, guidance or instruction of the CCB are subject to change and are evolving as the marketplace for statecompliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Nevada Cannabis Laws and/or the requirements, guidance or instruction of the CCB, the Parties hereby agree to promptly (and agree to cause their Affiliates and all of their respective Representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure approval of the CCB for the transfer of the Permits in compliance with the Nevada Cannabis Laws and/or the requirements, guidance or instruction of the CCB, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliant with the requirements of the Nevada Cannabis Laws and/or the requirements, guidance or instruction of the CCB.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BUYER:

NULEAF, INC.

By: ______________________
Name: Timothy Schick
Title: President

SELLER:

MEDIFARM III, LLC

By: ______________________
Name: Francis Knuettel II
Title: CEO